Exhibit 10
TECHNOLOGY PURCHASE AGREEMENT

         This Agreement is dated August 27, 2010 by and between the company listed on Exhibit A hereto World Environmental Solutions Pty Ltd.  ("Seller"), and SET IP Holdings LLC, a Utah limited liability company (“Buyer”) and its parent company, Sustainable Environmental Technologies Corp, a California corporation ("SET CORP").

RECITALS

         WHEREAS, Seller has acquired, developed and patented certain technology for the application as stated on Exhibit A.  As a result of Seller's inventions it owns, was awarded, by assignment and/or has pending the patents, patent applications and other intellectual property rights related thereto.

         WHEREAS, Buyer wishes to buy, and Seller desires to sell and otherwise assign to Buyer all of its right, title, interest and benefit in and to the Technology, including the related patents, patent applications, and other intellectual property rights related thereto, as defined in paragraph 1 a) hereof, to Buyer according to the terms and conditions set forth below.

TERMS

         Now, therefore, in consideration of the mutual promises described below and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree to be legally bound as follows:

1. DEFINITIONS. For purposes of this Agreement, the following definitions apply:

         a) "Technology" shall be defined as all right, title, interest, and benefit of Seller and all powers and privileges of Seller (including to make, have made, use, or sell under patent law; to copy, adapt, distribute, display, and perform under copyright law; and to use and disclose under trade secret law) in and to all proprietary rights embodied in or comprising the Technology as of the Closing ("Proprietary Rights"), defined as follows:

                  (1) All United States and foreign patents and patent applications, including, without limitation, the issued patents and patent applications listed on Exhibit A hereto, patent license rights and patentable inventions, any continuation or continuation-in-part of, division of, or substitution for any such applications, any United States patent issued thereon, any reissue or reexamination application filed on any such United States patent, any reissue patent or reexamined patent issuing thereon, and any extension of any such United States patent or reissue patent and any and all applications for patent in any country foreign to the United States on any invention disclosed in any of said patents or patent applications described above and any patents granted thereon;

                  (2) All trade secrets, know-how, confidential or proprietary information, including, without limitation, the confidential and proprietary information identified in Exhibit A hereto, shop rights, technical data, technology licenses, concepts, drawings, schematics, prototypes, improvements, enhancements, upgrades, materials, works of authorship, derivative, and derivative works, mask works, engineering files, system documentation, flow charts, computer software code and design specifications acquired or developed by Seller or any of its affiliates that are embodied or incorporated in or derived from the Proprietary Rights or in connection with the development of the programming, inventions, processes, and apparati entailed by the Proprietary Rights;

                  (3) The equipment identified in Exhibit A hereto;

                  (4) All trademarks, service marks and trade names, including without limitation, the trademark and trade name identified in Exhibit A hereto (including, in the case of trademarks, service marks and trade names, all goodwill appertaining thereto), moral rights (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty), and copyrights;

                  (5) All market research and information, contact lists, marketing materials, business plans, notes, documents and records pertaining in any way to any of the Proprietary Rights and any existing or future products incorporating any of the Proprietary Rights or any item described in any of the foregoing paragraphs and any agreements with any other parties to contribute to the further development of any of the Proprietary Rights; and

                  (6) All other intellectual property rights and legal protections in every and all countries and jurisdictions owned or claimed by Seller or any of its affiliates and embodied in or comprising any of the Proprietary Rights.

2. ASSIGNMENTS; TECHNOLOGY PURCHASE PRICE.

         a) Seller hereby agrees to sell, assign and transfer, and at the Closing shall sell, assign and transfer, to Buyer in perpetuity (or for the longest period of time otherwise permitted by law), and Buyer hereby agrees to purchase and accept, all of Seller's right, title, interest and benefit in and to the Technology and Proprietary Rights.

         b) As consideration for such sale, assignment and transfer, the parties agree to pay the other as set forth on Exhibit B, an amount which the parties agree equals or exceeds the fair market value of the Technology and Proprietary Rights determined on the basis of arms-length negotiations.

3. THE CLOSING AND CLOSING DATE. Subject to the terms and conditions of this Agreement, the sale and purchase of the Technology and the Proprietary Rights as provided for in this Agreement shall be consummated at a closing (the "Closing") to be held at the offices of Seller at such place, time and date as Seller and Buyer may mutually agree in writing. The date on which the Closing shall actually take place is herein referred to as the "Closing Date".

4. CLOSING DELIVERIES AND CONDITIONS.

         a) SELLER’S CLOSING DELIVERIES AND CONDITIONS OF BUYER'S OBLIGATION. The obligations of Buyer to consummate the transactions set forth in this Agreement are subject to the fulfillment on, or before, the Closing Date of each of the following conditions, any of which may be waived in writing by Buyer:

                  (1) Seller shall have duly executed and delivered to Buyer any license agreements, assignments, and such other instruments of transfer as may be reasonably requested by Buyer to transfer the Technology and the Proprietary Rights, and any other consideration stated in Exhibit B, to Buyer, all in a form reasonably satisfactory to Buyer;

                  (2) No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement;

                  (3) Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing; and

                  (4) The representations and warranties of Seller contained in this Agreement and any exhibits and schedules attached or referenced thereto shall be true and correct on and as of the Closing Date.

         b) BUYER'S CLOSING DELIVERIES AND CONDITIONS OF SELLER'S OBLIGATIONS. The obligations of Seller to consummate the transactions set forth in this Agreement are subject to the fulfillment on, or before, the Closing Date of each of the following conditions, any of which may be waived in writing by Seller:

                  (1) Buyer shall have paid all amounts due and payable at Closing as stated in Exhibit B;

                  (2) Buyer shall have duly executed and delivered to Seller any license agreement, warrant agreement, convertible note, or other document as stated in Exhibit B;

                  (3) No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement;

                  (4) Buyer shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing; and

                  (5) The representations and warranties of Buyer contained in this Agreement and any exhibits and schedules attached or referenced thereto shall be true and correct on and as of the Closing Date.

5. TERMINATION.

         (a) This Agreement may be terminated and abandoned prior to the Closing Date:

                  (i) By written mutual consent of Seller and Buyer; or

                  (ii) By Seller or Buyer if any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action which prevents, restrains, enjoins or otherwise prohibits the transactions contemplated hereby; or

                  (iii) By Seller by delivery of written notice to Buyer if: (1) Seller discovers any material error, mistake, misstatement or omission in the representations and warranties of Buyer in this Agreement, (2) Buyer has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten (10) days of receiving written notice thereof; or (3) the Closing has not occurred by the date that is ninety (90) days from the date of this Agreement; or

                  (iv) By Buyer by delivery of written notice to Seller if: (1) Buyer discovers any material error, mistake, misstatement or omission in the representations and warranties of Seller in this Agreement, (2) Seller has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten (10) days of receiving written notice thereof; or (2) the Closing has not occurred by the date that is ninety (90) days from the date of this Agreement.

         (b) In the event that this Agreement is terminated as provided in this Section 5 (a "Termination"), all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other party or to the stockholders, directors or officers of any party; PROVIDED, HOWEVER, that a Termination shall not relieve any party of any liability for any breach of this Agreement or for any intentional misrepresentation or intentional failure to comply with any agreement or covenant hereunder, and any such Termination shall not be deemed to be a waiver of any available remedy for any such breach, intentional misrepresentation or intentional failure to comply with any such agreement or covenant.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS.

         a) Seller hereby represents and warrants to, and covenants with Buyer as follows:

                  (1) NO CONSENTS. No consents (other than necessary filings in patent offices wherein Proprietary Rights have been registered or applications therefor have been filed) of any other parties are necessary or appropriate under any agreements concerning any of the Technology or the Proprietary Rights in order for the transfer and assignment of any of the Technology and Proprietary Rights under this Agreement to be legally effective.

                  (2) MARKETABLE TITLE. Immediately prior to the Closing, Seller shall have good and marketable title to the Technology and the Proprietary Rights, free and clear of any and all liens, mortgages, encumbrances, pledges, security interests, or charges of any nature whatsoever (collectively, "Liens") and, (ii) upon the Closing, Buyer shall receive good and marketable title to the Technology and the Proprietary Rights, free and clear of any and all Liens.

                  (3) TECHNOLOGY AND PROPRIETARY RIGHTS. (i) Seller is the sole owner of the entire right, title and interest in and to the Technology and the Proprietary Rights, and (ii) the Technology and the Proprietary Rights are free of all licenses, sublicenses, royalty or similar payment obligations, liens, mortgages, encumbrances, pledges, or security interests, of any nature whatsoever, and are not subject to any outstanding injunction, judgement, order, decree, ruling, or charge. Seller has the right and authority to enter into this Agreement and to grant the rights granted herein. No facts exist that would form a basis for the belief that the Technology or the Proprietary Rights or any rights thereunder owned by Seller are unenforceable or invalid and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened against Seller that challenges the legality, validity, enforceability, use, or ownership of such items. Seller has not agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to such items. All material information affecting the patentability of the claims of the Technology, the Proprietary Rights and patent rights thereunder known to Seller has been disclosed to the United States Patent and Trademark Office and any other governing entity as relate to such rights. There have been no transfers, sales, assignments, licenses or other conveyance of any rights, title or interest in or to such items and none are pending or contemplated except as otherwise provided herein. The Technology and Proprietary Rights represent all of the patents, patent applications, rights or inventions created or owned by Seller that relate to the Technology. The Technology and the Proprietary Rights and the processes represented by them will perform the functions as set forth in the patents and patent applications listed in Exhibit A hereto and disclosed by Seller to Buyer, and Seller does not have knowledge of any matter that would prevent such performance. Seller has not, by any of its acts or acts of its agents, put any of those rights into jeopardy.

         b) Buyer hereby represents and warrants to, and covenants with, Seller as follows:

                  (1) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah. Buyer has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, as hereinafter defined, and to carry out the provisions of this Agreement and to carry on its business as presently conducted and as presently proposed to be conducted. Buyer is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Buyer or its business.

                  (2) AUTHORIZATION; BINDING OBLIGATIONS. All corporate action on the part of Buyer, its officers, directors and stockholders necessary for the authorization of this Agreement and all ancillary documents (collectively, the "Transaction Documents") and the performance of all obligations of Buyer hereunder and thereunder has been taken prior to the Closing.

7. INDEMNIFICATION. Seller shall indemnify, defend, and hold harmless Buyer against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that Buyer shall incur or suffer, that arise, result from, or relate to (i) any breach of, or failure by Seller to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement, or (ii) any claims that the Technology or the Proprietary Rights infringes, violates or misappropriates the intellectual property rights of any third party.

8. MISCELLANEOUS TERMS.

         a) Each party shall execute and deliver, from time to time at or after the date of the Closing upon the request of the other party, such further conveyance instruments, and take such further actions, as may be necessary or desirable to evidence more fully the conveyance of interest in and to all the Technology and Proprietary Rights to Buyer, on the part of the Buyer, to the fullest extent reasonably possible. Each party therefore agrees to:

                  (1) Execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Technology or the Proprietary Rights;

                  (2) Provide testimony in connection with any proceeding affecting the right, title, interest, or benefit of the Buyer and to the Technology or the Proprietary Rights; and

                  (3) Perform any other acts reasonably necessary to carry out the intent of this Agreement.

         b) In furtherance of, but subject to the terms and conditions of this Agreement, Seller hereby acknowledges that, from and after the Closing, Buyer will have acquired all of Seller's right, title, and standing to:

                  (1) Receive all rights and benefits pertaining to the Technology and the Proprietary Rights as the sole owner thereof;

                  (2) Institute and prosecute all suits and proceedings and take all actions that Buyer, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right or title of any kind in and to any and all of the Technology and Proprietary Rights;

                  (3) Defend and compromise any and all such actions, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and do all other such acts and things in relation thereto as the Buyer, in its sole discretion, deems advisable; and

                  (4) To sell, assign, transfer, modify, further develop and license such rights and receive royalties and other payment for such rights.

         c) The parties agree that Seller shall pay all costs and fees (legal and otherwise) necessary to maintain or prosecute the patents identified in Exhibit A through the date of the Closing. After the Closing, the parties agree that Buyer shall pay all such costs and fees thereafter.

         d) Seller and Buyer agree that each party shall be responsible for their own legal and other fees and costs relating to the preparation of this Agreement. Each party represents and warrants it has been represented by legal counsel and that there is no finder or broker involved in this transaction.

         e) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous communications, representations, understandings and agreements, whether oral or written. This Agreement may not be changed or modified except by a written agreement signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah (excluding conflicts of law principles). Any action or suit related to this Agreement shall be brought exclusively in the state or federal courts in Utah. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other applications thereof shall not in any way be affected or impaired thereby, and such invalidity shall be construed and limited as narrowly as practicable.

         f) All representations, warranties, covenants and agreements of Seller and Buyer in this Agreement shall survive the execution, delivery and performance of this Agreement and the Closing for a period of one (1) year following the Closing. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing Date.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer	Seller

SET IP Holdings LLC	World Environmental Solutions Pty Ltd.

By: /s/ Keith Morlock	By: /s/ Wallie Ivison

Name: Keith Morlock	Name: Wallie Ivison

Title: Manager	Title: CEO

Sustainable Environmental Technologies Corporation

By: /s/ Grant King

Name: Grant King

Title: CEO

EXHIBIT A

SELLER: World Environmental Solutions Pty Ltd.
Unit 4A
15 Narabang Way
Belrose
NSW 2085

PATENT APPLICATION NO	DESCRIPTION	COUNTRY	DATE OF FILING
2008 902751	Provisional Application – A water extractor and a method of extracting water	AU	30.05.2008
2008 8237617	Complete Application - As above	AU
12/261585	Complete Application - As above	US	30.10.2008
2009901358	Second Provisional Application – A combined water extractor and Electricity generator	AU	27.03.2009
2010000357	Patent Cooperation Treaty International Application- As above	AU	26.03.2010
	TRADE MARK
1338339	"Harmonizer"	AU	23.12.2009 Accepted 28.03.2010

EXHIBIT B

CONSIDERATION

1.Seller shall issue to SET CORP shares of its equity equal to 12% of its issued and outstanding equity on a fully diluted basis at the time of Closing.

2.Seller shall grant to SET CORP an option to purchase equity in Seller equal to 3% of its issued and outstanding equity on a fully diluted basis at the time of Closing (option attached hereto as Appendix 1). Such option will have an exercise price of $350,000 and terminate in two (2) years from the date of issuance.

3.Buyer shall grant Seller an exclusive license to manufacture and sell products incorporating the Technology and Proprietary Rights in the Australasia market for 25 years from the date of Closing with a royalty rate to be paid by Seller to Buyer of 10% of net revenue on such sales; additionally, Buyer shall grant to Seller the non-exclusive license to manufacture and sell products incorporating the Technology and Proprietary Rights in territories in which Buyer, or its agents, (i) have not sold any products incorporating the Technology and Proprietary Rights for three years from the date of Closing, and (ii) for which exclusive sub-licenses have not been granted to third parties for use of the Technology and Proprietary Rights (license agreement attached hereto as Appendix 2).

4.Seller to provide SET CORP and its customers, with proper sales and technical support for the Technology at no cost.

5. SET CORP shall issue to Seller up to a total of 17,000,000 shares of its common stock as follows:

i.2,000,000 SET CORP shares issued 30 days subsequent to the Closing.

ii.5,000,000 SET CORP shares issued 60 days subsequent to the date that customer receives written approval of a successful installation of a product incorporating the Watermaker Technology or any other SET Corp technology totaling at a minimum value of $250,000 (e.g., a Watermaker, DynIX).

iii.a maximum of 10,000,000 SET CORP shares issued on a ratio of 1 SET CORP share for each $1.00 of gross revenue received by Seller for sales of products incorporating the Technology and Proprietary Information pursuant to the license agreement in section 3 above; SET CORP shares to be issued quarterly.

6.SET CORP shall pay Seller up to a maximum of $1,800,000 cash pursuant to a royalty of 10% of net revenue for sales of products incorporating the Technology and Proprietary Rights by SET CORP or its agents (excluding Seller).

7.SET CORP shall issue to Seller a secured convertible promissory note for $200,000 without interest or maturity date, convertible into shares of SET CORP common stock, no sooner than 24 months from the Date of this agreement, and at the option of Seller at a price of $0.35 per share, secured by the Technology and Proprietary Information in case of default due solely to the insolvency of SET CORP (convertible promissory note attached hereto as Appendix 3).

8.SET CORP shall issue to Seller a warrant to purchase 5,000,000 shares of SET CORP common stock at a price of $0.35 per share with an expiration of 3 years from the date of issuance (warrant attached hereto as Appendix 4).

9.Seller to have a first right of refusal to be the exclusive agent for sales of all current and future SET CORP or Buyer technology, for the territory of Australasia or other territories as mutually agreed upon from time to time.

10.The board of directors of SET CORP will elect one nominee of Seller to be director of the board of directors of SET CORP.